Exhibit 99.2

OmnicomGroup

FIRST QUARTER 2004 RESULTS Investor Presentation

April 27, 2004

The following materials have been prepared for use in the April 27, 2004 conference call on Omnicom’s results of operations for the quarter ended March 31, 2004. The call will be archived on the Internet at http://www.omnicomgroup.com/financialwebcasts.

Forward-Looking Statements

Certain of the statements in this document constitute forward-looking statements. These statements relate to future events or future financial performance and involve known and unknown risks and other factors that may cause our actual or our industry’s results, levels of activity or achievement to be materially different from those expressed or implied by any forward-looking statements. These risks and uncertainties include, but are not limited to, our future financial condition and results of operations, changes in general economic conditions, competitive factors, changes in client communication requirements, the hiring and retention of human resources and our international operations, which are subject to the risks of currency fluctuations and exchange controls. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of those terms or other comparable terminology. These statements are present expectations. Actual events or results may differ materially.

Other Information

All dollar amounts are in millions except for EPS. The following financial information contained in this document has not been audited, although some of it has been derived from Omnicom’s historical financial statements, including its audited financial statements. In addition, industry, operational and other non-financial data contained in this document has been derived from sources we believe to be reliable, but we have not independently verified such information, and we do not, nor does any other person, assume responsibility for the accuracy or completeness of that information.

The inclusion of information in this presentation does not mean that such information is material or that disclosure of such information is required.

OmnicomGroup	1

2004 vs. 2003 P&L Summary

	First Quarter (a)
	2004	2003	% (Change)
Revenue	$ 2,231.4	$ 1,937.2	15.2%

Operating Income	229.3	202.2	13.4%
% Margin	10.3%	10.4%

Net Interest Expense	10.4	8.3

Profit Before Tax	218.9	193.9	12.9%
% Margin	9.8%	10.0%

Taxes	73.6	67.1
% Tax Rate	33.6%	34.6%

Profit After Tax	145.3	126.8	14.6%

Equity in Affiliates	2.5	2.5
Minority Interest	(12.2)	(13.8)

Net Income	$ 135.6	$ 115.5	17.4%

(a)	In connection with our adoption of SFAS 123 – Accounting for Stock-Based Compensation as amended by SFAS 148, on January 1, 2004 utilizing the modified prospective method, stock-based compensation costs have been expensed in the current period and the results for the quarter ended March 31, 2003 have been restated as if we had used the fair value method to account for employee stock compensation beginning January 1, 2003.

OmnicomGroup	2

2004 vs. 2003 Earnings Per Share
	First Quarter (a)
	2004	2003
Earnings per Share:
Basic	$ 0.72	$ 0.62
Diluted	0.72	0.62

Weighted Average Shares (millions):
Basic	187.9	186.6
Diluted	188.8	186.6

Dividend Declared Per Share	$ 0.225	$ 0.200

(a)	In connection with our adoption of SFAS 123 – Accounting for Stock-Based Compensation as amended by SFAS 148, on January 1, 2004 utilizing the modified prospective method, stock-based compensation costs have been expensed in the current period and the results for the quarter ended March 31, 2003 have been restated as if we had used the fair value method to account for employee stock compensation beginning January 1, 2003.

OmnicomGroup	3

Investment Activity

	First Quarter
	Operating Income	Operating Margin	Net Income	Diluted EPS
Reported	$ 229.3	10.3%	$ 135.6	$ 0.72

Net Gain on Investment Activity (a)	(13.1)	(0.6%)	(7.5)	(0.04)

Costs Related to Dispositions of Businesses (b)	9.9	0.4%	6.4	0.03

Adjusted (c)	$ 226.1	10.1%	$ 134.5	$ 0.71

(a)	Includes a net gain of $24.0 million arising from Seneca Investment LLC’s recapitalization, offset by losses from the disposal of other cost-based investments
(b)	Costs incurred in connection with the disposal of two non-strategic businesses.
(c)	As a result of the adjustments above, the “Adjusted” numbers are non-GAAP measures. We believe that by making the adjustments above, the “Adjusted” numbers are more comparable to previous quarters and thus more meaningful for the purpose of this analysis.

OmnicomGroup	4

2004 Total Revenue Growth

	First Quarter
	$	%
Prior Period Revenue	$1,937.2

Foreign Exchange (FX) Impact(a)	129.8	6.7%

Acquisition Revenue(b)	52.2	2.7%

Organic Revenue(c)	112.2	5.8%

Current Period Revenue	$2,231 .4	15.2%

(a)	To calculate the FX impact, we first convert the current period’s local currency revenue using the average exchange rates from the equivalent prior period to arrive at constant currency revenue. The FX impact equals the difference between the current period revenue in U.S. dollars and the current period revenue in constant currency.
(b)	Acquisition revenue is the aggregate of the applicable prior period revenue of the acquired businesses. Netted against this number is the revenue of any business included in the prior period reported revenue that was disposed of subsequent to the prior period.
(c)	Organic revenue is calculated by subtracting both the acquisition revenue and the FX impact from total revenue growth.

OmnicomGroup	5

2004 Revenue By Discipline

	$ Mix	% Growth(a)
Advertising	977.3	13.9%

CRM	750.1	19.0%

PR	239.2	7.8%

Specialty	264.8	16.6%

(a)	“Growth” is the year-over-year growth from the prior period. Certain reclassifications have been made to the March 31, 2003 presentation to conform the numbers to the March 31, 2004 balances presented.

OmnicomGroup	6

2004 Revenue By Geography

	$ Mix	$ Growth
United States	$1,221.2	$121.6
Organic		78.0
Acquisition		43.6
International	$1,010.2	$172.5
Organic		34.2
Acquisition		8.5
FX		129.8

	$ Mix	% Growth
United States	$1,221.2	11.1%
Euro Currency Markets	455.8	17.7%
United Kingdom	251.1	18.7%
Other	303.3	27.1%

OmnicomGroup	7

Current Credit Picture

	First Quarter
	2004		2003

Operating Income (EBIT) (a)	$1,119		$1,002
Net Interest Expense (a)	$ 44.9		$ 27.5
EBIT / Net Interest	24.9	x	36.4	x
Net Debt / EBIT	1.8	x	2.1	x

Debt:
Bank Loans (Due Less Than 1 Year)	$ 62		$ 96
$835 Million Revolver Due 11/14/05	—		100
CP issued under 364 Day Facility (b)	—		350
5.20% Euro Notes Due 6/24/05 (c)	188		166
$850 Million Convertible Notes Due 2/7/31	847		847
$900 Million Convertible Notes Due 7/31/32	892		900
$600 Million Convertible Notes Due 6/15/33	600		—
Loan Notes and Sundry (various through 2012)	26		23

Total Debt	$2,615		$2,482

Cash and Short Term Investments	545		381

Net Debt	$2,070		$2,101

(a)	“Operating Income (EBIT)” and “Net Interest Expense” calculations shown are latest twelve month figures for the quarter ended as specified. Although our bank agreements reference EBITDA, we have used EBIT for this presentation because EBITDA is a non-GAAP measure. Latest twelve month figures for 2003 are restated to reflect the adoption of SFAS 123 – Accounting for Stock-Based Compensation.
(b)	The underlying $1.2 billion 364 Day Credit facility expires 11/12/04 plus one-year term out at Omnicom’s option.
(c)	The change in the outstanding balance is the result of changes in the Euro to U.S. dollar currency exchange rate. The Euro balance outstanding as of March 31, 2004 and 2003 was €152.4.

OmnicomGroup	8

Current Liquidity Picture

		As of March 31, 2004
	Total Amount of Facility	Outstanding	Available
Committed Facilities

364 Day Revolving Credit Facility (a)	$1,200	$ —	$1,200

3 Year Revolving Credit Facility	835	—	835

Other Committed Credit Facilities	55	55	—

Total Committed Facilities	2,090	55	2,035

Uncommitted Facilities (b)	391	7	—

Total Credit Facilities	$2,481	$ 62	2,035

Cash & Short Term Investments			545

Total Liquidity Available			$2,580

(a)	The underlying $1.2 billion 364 Day Credit facility expires 11/12/04 plus one-year term out at Omnicom’s option.
(b)	Uncommitted facilities in the U.S., U.K. and Canada. These amounts are excluded for purposes of this analysis.

OmnicomGroup	9

Traditional Return on Equity(a)

(a)	2000 excludes a $63.8 million non-recurring after-tax gain from the sale of Razorfish shares. As a result of this exclusion, this presentation is a non-GAAP financial measure. We believe that by excluding this item, this schedule presents the calculation of traditional return on equity using amounts that are more comparable year to year and thus more meaningful for purposes of this analysis. If the Razorfish gain were included, the 2000 “Traditional Return on Equity” would have been 32.1% and the 10 year average would have been 29.3%.

(b)	“Traditional Return on Equity” is Net Income for the given period divided by the shareholders’ equity at the end of the prior period. In connection with our adoption of SFAS 123 – Accounting for Stock-Based Compensation as amended by SFAS 148 on January 1, 2004, utilizing the modified prospective method, stock-based compensation costs have been expensed in the current period and the results for the years ended December 31, 2002 and 2003 and the LTM period have been appropriately restated.

OmnicomGroup	10

Acquisitions Summary

Acquisition Related Expenditures

First Quarter 2004
New Subsidiary Acquisitions (a)	$ 3

Affiliates to Subsidiaries (b)	—

Affiliates (c)	—

Existing Subsidiaries (d)	25

Earn-outs (e)	11

Total Acquisition Expenditures	$39

Note: See appendix for subsidiary acquisition profiles.

(a)	Includes acquisitions of a majority interest in new agencies resulting in their consolidation.
(b)	Includes acquisitions of additional equity interests in existing affiliate agencies resulting in their majority ownership and consolidation.
(c)	Includes acquisitions of less than a majority interest in agencies in which Omnicom did not have a prior equity interest and the acquisition of additional interests in existing affiliated agencies that did not result in majority ownership.
(d)	Includes the acquisition of additional equity interests in already consolidated subsidiary agencies.
(e)	Includes additional consideration paid for acquisitions completed in prior periods.

OmnicomGroup	12

Potential Earn-out Obligations

The following is an estimate of future earn-out related obligations as of March 31, 2004, assuming that the underlying acquired agencies continue to perform at their current levels:(a)

2004(b)	2005	2006	2007	Thereafter	Total
$162	$155	$47	$42	$29	$435

(a)	The ultimate payments will vary as they are dependent on future events and changes in FX rates.
(b)	Estimated remaining obligation as of March 31, 2004.

OmnicomGroup	13

Potential Obligations

In conjunction with certain transactions Omnicom has agreed to acquire (at the sellers’ option) additional equity interests. The following is an estimate of these potential future obligations (as of March 31, 2004), assuming these underlying acquired agencies continue to perform at their current levels:(a)

	Currently Exercisable	Not Currently Exercisable	Total
Subsidiary Agencies	$135	$92	$227
Affiliated Agencies	24	7	31

Total	$159	$99	$258

(a)	The ultimate payments will vary as they are dependent on future events and changes in FX rates.

OmnicomGroup	14

First Quarter Acquisition

Strat@comm

Strat@comm is the largest automotive public affairs agency in the country and is one of the nation’s leaders in overall transportation public affairs. Strat@comm offers strategic communications counsel and public relations; corporate imaging; public policy strategies and issues management; message development and media training; regulatory intelligence; product positioning; financial and investor relations; employee communications; change management; and crisis communications.

Strat@comm is based in Washington, D.C. and Detroit, Michigan.

OmnicomGroup	15